                                                                    EXHIBIT 11.1

                       COMPUTATION OF PER SHARE EARNINGS

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
                                                                                                     NINE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                   -------------------------------  --------------------
                                                                     1995       1994       1993       1995       1996
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Primary
  Average shares outstanding.....................................      5,432      5,432      5,432      5,432      5,862
  Net effect of dilutive stock options -- based on the treasury
   stock method using average market price.......................      1,270        194         --      1,329      1,097
                                                                   ---------  ---------  ---------  ---------  ---------
    Total........................................................      6,702      5,626      5,432      6,761      6,959
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
  Net Income (Loss)..............................................  $     561  $     (90) $     119  $     471  $     353
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
  Per share amount...............................................  $    0.08  $   (0.02) $    0.02  $    0.07  $    0.05
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Fully diluted
  Average shares outstanding.....................................      5,432      5,432      5,432      5,432      5,862
  Net effect of dilutive stock options -- based on the treasury stock method using the year-end market price, if higher than
   average market price..........................................      1,290        392         --      1,329      1,108
                                                                   ---------  ---------  ---------  ---------  ---------
    Total........................................................      6,722      5,824      5,432      6,761      6,970
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
  Net income.....................................................  $     561  $     (90) $     119  $     471  $     353
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
  Per share amount...............................................  $    0.08  $   (0.02) $    0.02  $    0.07  $    0.05
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
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